FOR IMMEDIATE RELEASE
August 6, 2014

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Eric B. Heyer, Executive Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP.
REPORTS FOURTH QUARTER 2014 OPERATING RESULTS

Fairfield, New Jersey, August 6, 2014 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended June 30, 2014 of $2,829,000 or $0.04 per basic and diluted share.

The results represent an increase of $1,043,000 compared to net income of $1,786,000, or $0.03 per basic and diluted share, for the prior quarter ended March 31, 2014.  The increase in net income between linked quarters reflected an increase in net interest income and declines in non-interest expense and the provision for loan losses that were partially offset by a decline in non-interest income.  These factors contributed to an overall increase in pre-tax net income and the provision for income taxes.

For the fiscal year ended June 30, 2014, the Company reported net income of $10,188,000 or $0.16 per diluted share representing an increase of $3,682,000 compared to net income of $6,506,000 or $0.10 per diluted share for the fiscal year ended June 30, 2013.  The increase in net income reflected an increase in net interest income and declines in non-interest expense and the provision for loan losses that were partially offset by a decline in non-interest income.  These factors contributed to an overall increase in pre-tax net income and the provision for income taxes.

The information presented at and for the year ended June 30, 2014 reflects the completion of the Bank’s acquisition of Atlas Bank (“Atlas”), a federally chartered mutual savings bank headquartered in Brooklyn, New York, on that date.  Through this transaction, the Bank expanded its branch network to include Atlas’ main retail banking office in Brooklyn, New York as well as a second full-service retail banking office located in Staten Island, New York.  Under the terms of the merger agreement, depositors of Atlas became depositors of the Bank on the transaction closing date and thereafter have the same rights and privileges in Kearny MHC, the mutual holding company parent of the Company, as if their accounts had been established at the Bank on the date they were originally established at Atlas.

Based upon an independent appraised value of Atlas, the Company issued 1,044,087 shares of its common stock with an aggregate value of $15.5 million to Kearny MHC as consideration for the acquisition of Atlas.  As discussed in greater detail below, the aggregate fair value of the assets acquired from Atlas on June 30, 2014 totaled approximately $120.9 million comprising cash and cash equivalents totaling $9.1 million, securities totaling $26.9 million, loans totaling $78.7 million and other assets totaling $6.2 million.  The fair value of the liabilities concurrently assumed from Atlas totaled approximately $105.2 million comprising deposits totaling $86.1 million, borrowings totaling $18.7 million, and other liabilities totaling $421,000.  The “net” fair value of the assets acquired less the fair value of liabilities assumed totaled $15.7 million resulting in the Company recognizing a $226,000 gain on bargain purchase in lieu of goodwill arising from the acquisition of Atlas.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.  Thirteen of the Bank’s branches continue to operate under the “Central Jersey Bank, a division of Kearny Federal Savings Bank” brand while the Bank’s recently acquired branches in Brooklyn and Staten Island, New York are expected to operate under the “Atlas Bank, a division of Kearny Federal Savings Bank” brand for at least one year following the merger.

At June 30, 2014, Kearny Financial Corp. had total assets of $3.51 billion which included net loans receivable of $1.73 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.36 billion.  As of that same date, deposits and borrowings totaled $2.48 billion and $512.3 million, respectively, while stockholders’ equity totaled $494.7 million or 14.09% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended June 30, 2014 in comparison to those for the prior linked quarter ended March 31, 2014.  Comparative statement of condition information for June 30, 2013 and statement of operations information for the three and twelve months ended June 30, 2013 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended June 30, 2014 increased by $188,000 to $18.7 million from $18.5 million for the prior quarter ended March 31, 2014.  For those same comparative periods, the Company’s net interest margin decreased by two basis points to 2.40% from 2.42%.

The increase in net interest income between linked quarters reflected an increase in interest income that was partially offset by an increase in interest expense.  The increase in interest income between linked periods was primarily attributable to a $67.9 million increase in the average balance of interest-earning assets to $3.12 billion for the quarter ended June 30, 2014 from $3.05 billion for the quarter ended March 31, 2014.  The overall increase in the average balance primarily reflected increases in the average balances of loans, non-mortgage-backed securities and other interest-earning assets that were partially offset by a decrease in the average balances of mortgage-backed securities.

The increase in interest income attributable to the growth in interest-earning assets was augmented by a two basis point increase in their average yield to 3.16% for the quarter ended June 30, 2014 from 3.14% for the quarter ended March 31, 2014.  The net increase in average yield primarily reflected increases in the average yield on loans, mortgage-backed securities and non-mortgage-backed securities that were partially offset by a decrease in the average yield on other interest-earning assets.  The increase in the average yield on loans primarily reflected the ongoing reallocation of the portfolio from residential mortgages into comparatively higher yielding commercial loans.  The change in the average yield on earning assets also reflected less noteworthy increases in the average yield of mortgage-backed and non-mortgage-backed securities arising from the combined effects of security purchases, sales and repayments.  The average yield on other interest-earning assets decreased between comparative periods due largely to a decline in the dividend yield on the Bank’s investment in Federal Home Loan Bank of New York stock during the current quarter.

As noted, the increase in interest income between linked quarters was partially offset by an increase in interest expense between the same comparative periods.  The increase in interest expense between linked quarters was largely attributable to a $59.6 million increase in the average balance of interest-bearing liabilities to $2.68 billion for the quarter ended June 30, 2014 from $2.62 billion for the quarter ended March 31, 2014.  The increase in the average balance of interest-bearing liabilities was reflected in a net increase in the average balance of interest-bearing deposits comprising increases in the average balance of savings and club accounts and certificates of deposit that were partially offset by a decline in the average balance of interest-bearing checking accounts.  The net increase in the average balance of interest-bearing deposits was augmented by an increase in the average balance of borrowings which reflected an increase in the average balance of both FHLB advances and depositor sweep accounts.

The increase in interest expense attributable to the increase in the average balance of interest-bearing liabilities was exacerbated by a five basis point increase in their average cost to 0.89% from 0.84% for the same comparative quarters.  The increase in average cost was reflected in both interest-bearing deposits and borrowings and highlighted the Bank’s continuing efforts to reduce its exposure to interest rate risk by extending the duration of its interest-bearing liabilities.  Toward that end, the Bank continued to utilize deposit pricing strategies during the current quarter to attract longer-term, fixed rate retail and wholesale deposits while recognizing the additional interest cost of utilizing interest rate derivatives to effectively convert short-term borrowings into longer-term, fixed rate funding sources.

Provision for Loan Losses

The provision for loan losses decreased by $106,000 to $774,000 for the quarter ended June 30, 2014 from $880,000 for the quarter ended March 31, 2014.  The decline in expense for the current period primarily reflected a smaller provision attributable to comparatively lower net growth in the applicable balance of the non-impaired portion of the loan portfolio which is evaluated collectively for impairment using historical and environmental loss factors.  Such factors were updated during the current quarter in accordance with the Bank’s allowance for loan loss calculation methodology.  As noted earlier, the reported growth in loans for the current quarter included approximately $78.7 million of loans acquired from Atlas Bank.  Such loans were acquired and recorded at fair value as of June 30, 2014 with no provision for loan losses recognized during the current quarter relating to those loans.  The decrease in the provision attributable to the comparatively lower growth in eligible loans was partially offset by a greater level of specific losses recognized on nonperforming loans individually reviewed for impairment.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), increased by $232,000 to $1,858,000 for the quarter ended June 30, 2014 from $1,626,000 for the quarter ended March 31, 2014.  The increase was largely attributable to the recognition of a $226,000 gain on bargain purchase arising from the acquisition of Atlas Bank on June 30, 2014, as noted earlier.  The net increase in non-interest income also reflected an increase in deposit-related fees and charges, including those relating to electronic banking services and other branch-related services.  The increase in such fees and charges partly reflected seasonal fluctuations in ATM-related fees and charges.  However, the increase also reflected the absence in the current quarter of the Bank’s temporary waiver of certain deposit-related fees and charges during the prior quarter to support its customer service objectives throughout the core processing system conversion completed during that earlier period. The noted decrease in non-interest income also reflected a decline in the aggregate yield earned on the Company’s investment in bank-owned life insurance resulting from the sustained decrease in market interest rates and the resulting effect on policy yields when periodically reset.

The decrease in non-interest income also reflected the absence in the current period of gains from the sale of the guaranteed portion of Small Business Administration (“SBA”) loans that had been recognized during the earlier comparative period.  The Company continues to evaluate strategies to increase the origination and sales volume of SBA loans and expects such volumes to increase during fiscal 2015.

In addition to the items noted above, the Company also recognized net gains of $461,000 attributable to the sale of $28.7 million in mortgage-backed securities during the current quarter.  A portion of the funds resulting from such sales were redeployed into new commercial loan originations during the current quarter while the remainder was reinvested into comparatively shorter-duration investment securities to support the Company’s overall interest rate risk management objectives.  By comparison, during the prior quarter ended March 31, 2014, security sale gains totaled $830,000 which resulted from the sale of $33.3 million in securities.

Finally, the Company recognized $371,000 in losses during the current quarter attributable to the sale of three foreclosed properties previously held in REO compared to losses of $71,000 recognized during the prior quarter resulting from the sale of two REO properties during that earlier quarter.

Non-interest Expense

Non-interest expense decreased by $1,711,000 to $15.8 million for the quarter ended June 30, 2014 from $17.5 million for the quarter ended March 31, 2014. Noteworthy decreases in non-interest expense were reported in salaries and employee benefits expense, premises occupancy expense and equipment and systems expense.  These decreases were partially offset by increases in advertising and marketing and miscellaneous expenses.

The reported decrease in salaries and employee benefit expense primarily reflected decreases in wages and salaries and payroll tax expenses compared to the prior quarter when significant employee overtime expenditures were incurred relating to the core processing systems conversion.  These decreases were partially offset by an increase in ESOP expense attributable to the increase in the Company’s share value during the current quarter coupled with an increase in stock benefit plan expenses attributable to stock options and shares of restricted stock granted to employees during the quarter.

The reported decrease in premises occupancy expense was largely attributable to a decrease in facility repairs and maintenance and utility costs arising from seasonal fluctuations in such expenses.  Most notably, the variance reflected absence in the current period of the significant snow removal expenses across the Company’s retail branch and administrative headquarters locations that were incurred during the prior quarter.

The noted decrease in equipment and systems expense was largely attributable to a significant decline in non-recurring expenses supporting the Company’s conversion of its primary core processing and related customer-facing systems to more robust platforms provided by Fiserv during the prior quarter ended March 31, 2014.  Such non-recurring expenses totaled approximately $206,000 and $1.6 million during the three-month and twelve-month periods ended June 30, 2014, respectively.  The Company now utilizes Fiserv as its primary source of internal and customer-facing technology solutions including, but not limited to, core and item processing, Internet banking and electronic bill payment, and ATM/debit card management and processing.  Fiserv also provides the Company with technology solutions supporting data communications, electronic document management, data warehouse and financial accounting and reporting.

In addition to the equipment and systems expenses noted above, the Company estimates that an additional $47,000 and $165,000 of non-recurring conversion-related costs were also included in miscellaneous expenses during the three-month and twelve-month periods ended June 30, 2014, respectively.  Such charges included, but were not limited to, consulting and training expenses as well as travel and lodging charges that were directly attributable to the conversion.

The Company expects to implement several additional technology-based systems available through its master service agreement with Fiserv over the next several quarters.  For example, the Company intends to enhance and expand its service offerings to include Fiserv’s mobile banking, person-to-person payments and online account opening systems.  The Company also intends to implement additional “back-office” systems supporting loan underwriting, credit risk analysis and loan administration as well as financial systems supporting corporate budgeting, forecasting and profitability analysis.

In addition to the non-recurring expenses associated with the Fiserv conversion noted above, the Company recognized an additional $202,000 of non-recurring, merger-related expenses during the current quarter attributable to its acquisition of Atlas on June 30, 2014.

Finally, the increases in advertising and marketing expense were largely attributable to normal operating fluctuations in such expenses while also reflecting certain customer communication costs relating to the core processing systems conversion noted earlier.

Provision for Income Taxes

The provision for income taxes increased by $525,000 to $1.2 million for the quarter ended June 30, 2014 from $685,000 for the quarter ended March 31, 2014.  The variance in income taxes between comparative quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $397,000 to $135.0 million at June 30, 2014 from $135.4 million at March 31, 2014.  The balance at June 30, 2014 reflects the fair value of cash and cash equivalents acquired from Atlas totaling $9.1 million as of that date.

Notwithstanding day-to-day fluctuations in cash and cash equivalents, the Company generally sought to maintain lower levels of cash and cash equivalents during the fiscal year ended June 30, 2014 to reduce the opportunity cost of excess liquidity.  Management continues to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives – particularly those relating to the expansion of its commercial lending functions.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $90.0 million to $1.74 billion at June 30, 2014 from $1.65 billion at March 31, 2014.  The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans totaling $35.3 million.  The increase in commercial loans was augmented by an increase in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, totaling $56.6 million.  For those same comparative periods, the outstanding balance of construction loans decreased $1.2 million while consumer loans decreased $631,000.

The increase in loans during the current quarter reflected the acquisition of loans from Atlas with aggregate fair values totaling $78.7 million at June 30, 2014 including one-to-four family residential mortgage loans totaling $73.0 million, multi-family mortgage loans totaling $2.1 million and commercial real estate mortgage loans totaling $3.6 million as well as home equity and other consumer loans totaling $32,300.

The Company’s strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources – continues to support the loan-related goals and objectives outlined in its business plan.  Over the past twelve months, the commercial loan portfolio has grown by approximately $313.5 million or 42.5% to $1.05 billion or 60.3% of total loans at June 30, 2014 compared to $737.5 million or 54.2% of total loans at June 30, 2013.  The Company’s commercial loan origination and closing volume has increased significantly during the fiscal year ended June 30, 2014 due to the combined effects of its expanded commercial loan origination and acquisition resources and its attractive term and pricing strategies for high quality loans.  While the rate of commercial loan growth slowed during the quarter ended June 30, 2014, loan origination volume is generally expected to remain robust over the next several quarters as the Company continues to expand its lending activities in the Brooklyn and Staten Island markets supported by the recent acquisition of Atlas Bank.  Toward that end, the Company expects to continue expanding its commercial lending resources during fiscal 2015 with an emphasis on commercial real estate and business lending strategies to further support the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

Over the same twelve-month period noted above, the residential mortgage loan portfolio, including first mortgage loans, home equity loans and home equity lines of credit, has grown by approximately $72.2 million or 11.8% to $680.2 million or 39.0% of total loans at June 30, 2014 compared to $608.1 million or 44.7% of total loans at June 30, 2013. The net growth in the residential mortgage loan portfolio was largely attributable to the acquisition of such loans from Atlas, as noted above, with the remaining balance of the portfolio decreasing nominally during the year ended June 30, 2014.  The overall stability in the outstanding balance of the residential mortgage loan portfolio – and, more significantly, its decline as a percentage of total loans - continues to reflect the Company’s decreased strategic focus on residential mortgage lending coupled with the combined effects of an increase in mortgage rates from their historical lows that has slowed the pace of refinancing and the diminished level of demand for “new purchase” mortgages reflecting the continuing weakness in the economy.

At June 30, 2014, the balance of the Company’s non-performing assets totaled $26.9 million or 0.77% of total assets and comprised non-performing loans totaling $25.3 million, or 1.45% of total loans, plus seven REO properties totaling $1.6 million.  By comparison, at March 31, 2014, the balance of the Company’s non-performing assets totaled $29.1 million or 0.86% of total assets and comprised non-performing loans totaling $27.4 million, or 1.66% of total loans, plus eight REO properties totaling $1.6 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At June 30, 2014, the balance of non-performing loans included approximately $125,000 of accruing loans over 90 days past due and $25.2 million of nonaccrual loans.  By comparison, at March 31, 2014, the balance of non-performing loans included approximately $952,000 of accruing loans over 90 days past due and $26.5 million of nonaccrual loans.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through securities and collateralized mortgage obligations, decreased by $9.4 million to $732.9 million at June 30, 2014 from $742.3 million at March 31, 2014.  The net decrease in the portfolio partly reflected mortgage-backed security sales totaling approximately $28.7 million during the quarter ended June 30, 2014 as well as principal repayments, net of premium amortization and discount accretion, totaling approximately $22.5 million for that same period.

The effects of the security sales and repayments were partially offset by the purchase of $10.2 million in 30-year, fixed-rate agency mortgage-backed securities that were acquired based upon their Community Reinvestment Act eligibility.  The decline was further offset by an $8.7 million increase in the fair value of the available for sale portion of the portfolio to a net unrealized gain of $4.4 million at June 30, 2014 from a net unrealized loss of $4.3 million at March 31, 2014.

Finally, the change in the balance of mortgage-backed securities during the current quarter also reflected the acquisition of securities from Atlas with aggregate fair values totaling $23.9 million as of June 30, 2014.  Such securities included agency mortgage pass-through securities totaling $13.6 million and agency and non-agency collateralized mortgage obligations totaling $10.0 million and $210,000, respectively.

 The aggregate balance of non-mortgage-backed securities increased by $58.0 million to $624.3 million at June 30, 2014 from $566.3 million at March 31, 2014.  The net increase reflected security purchases totaling $54.8 million which comprised $50.1 million of floating rate, collateralized loan obligations and $4.7 million in municipal obligations.  The increase in the portfolio also reflected a $1.2 million increase in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $3.3 million at June 30, 2014 from a net unrealized loss of $4.5 million at March 31, 2014.

The increase in non-mortgage-backed securities due to security purchases and increases in fair value were partially offset by $955,000 in principal repayments, net of premium amortization and discount accretion.

Finally, the change in the balance of non-mortgage-backed securities during the current quarter also reflected the acquisition of a corporate bond from Atlas with a fair value totaling $3.0 million as of June 30, 2014.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $1.2 million to $288.7 million at June 30, 2014 from $287.5 million at March 31, 2014.  The increase partly reflected the acquisition of other assets from Atlas with fair values totaling approximately $6.2 million at June 30, 2014.  Included in the other assets acquired from Atlas were premises and equipment totaling $2.2 million, FHLB stock totaling $1.0 million and other miscellaneous assets totaling $3.0 million including a core deposit intangible of $398,000 arising from the acquisition of Atlas’ non-maturity deposits as of that date.

A net decrease in the aggregate balance of the Company’s remaining other assets partially offset the increases attributable to the Atlas acquisition.  The decrease reflected a decline in the fair value of the Company’s interest rate derivatives primarily attributable to changes in market interest rates during the quarter.  The net fair value of the Company’s interest rate derivatives were reported in other assets at March 31, 2014 but were reported in other liabilities at June 30, 2014.  The net change in other assets also reflected less noteworthy operating fluctuations within the balances of the remaining assets.

Deposits

The balance of total deposits increased by $83.2 million to $2.48 billion at June 30, 2014 from $2.40 billion at March 31, 2014.  The net increase in deposit balances included a $21.5 million increase in non-interest-bearing checking accounts coupled with a $61.7 million net increase in interest-bearing deposits.  The net increase in interest-bearing deposits comprised a $44.1 million increase in certificates of deposit and a $34.7 million increase in savings and club accounts that were partially offset by a $17.0 million decrease in interest-bearing checking accounts.

As noted earlier, the reported increase reflected the assumption of deposits from Atlas with fair values totaling $86.1 million at June 30, 2014.  The balance of such deposits included $14.6 million of non-interest-bearing checking accounts and $71.5 million of interest-bearing deposits with the latter category comprising $2.8 million of interest-bearing checking accounts, $31.4 million of savings accounts and certificates of deposits totaling $37.3 million.  As noted earlier, the Company recognized a core deposit intangible of $398,000 in conjunction with the acquisition of Atlas’ non-maturity deposits that is reflected in the balance of other assets at June 30, 2014.

In addition to the deposits assumed from Atlas, the reported increase in certificates of deposit also reflected the Company’s ongoing efforts to extend the duration of its time deposits for interest rate risk management purposes.  Toward that end, the Bank maintained its attractive offering rates on certain longer-term retail time deposits throughout the current quarter which continued to attract funding within the four-to-five year maturity tranche.  The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon.  The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity.  The balance of the Bank’s listing service time deposits increased by $15.6 million to $54.2 million at June 30, 2014 from $38.6 million at March 31, 2014.

Excluding the impact of the Atlas acquisition, the changes in deposit balances during the quarter ended June 30, 2014 partly reflected some degree of disintermediation from interest-bearing checking accounts into other deposit categories.  The balance of interest-bearing checking at June 30, 2014 included deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program.  These deposits were originally acquired in conjunction with the Company’s restructuring and wholesale growth transactions completed during the latter half of fiscal 2013.  The Bank’s IND balances totaled approximately $213.5 million at June 30, 2014 compared to $212.2 million at March 31, 2014.

The Bank also closed one underperforming branch during the quarter ended June 30, 2014.  The branch had previously operated within a large grocery store located in Wall Township, New Jersey.  The branch’s staff and deposits totaling $8.4 million were consolidated into the Bank’s other branch locations in the surrounding area.

Borrowings

The Company reported a net increase in borrowings of $31.1 million to $512.3 million at June 30, 2014 from $481.2 million at March 31, 2014.  The reported increase was partly attributable to the addition of a $17.0 million overnight FHLB advance drawn on June 30, 2014 for short-term, liquidity management purposes.  The increase in borrowings was partially offset by a $4.6 million decline in outstanding overnight “sweep accounts” balances linked to customer demand deposits.

As noted earlier, the reported increase also reflected the assumption of borrowings from Atlas comprising FHLB term advances with fair values totaling $18.7 million at June 30, 2014.  A total of five fixed rate, term advances were assumed from Atlas with remaining terms to maturity ranging from less than one month to 3.8 years.

Stockholders’ Equity and Capital Management

Stockholders’ equity increased $23.2 million to $494.7 million at June 30, 2014 from $471.5 million at March 31, 2014.  The increase partly reflected the Company’s issuance of 1,044,087 shares of its common stock valued at $15.5 million to Kearny MHC as consideration relating to the acquisition of Atlas Bank at June 30, 2014.  The increase in stockholders’ equity also reflected a $3.3 million decrease in accumulated other comprehensive loss due primarily to changes in the composition and fair value of the Company’s available for sale securities portfolio and outstanding derivatives.  The increase in stockholder’s equity also reflected $2.8 million in net income for the current quarter coupled with a reduction of unearned ESOP shares for plan shares earned during the period.  The change in stockholders’ equity also reflected a net decrease in Treasury stock partly resulting from the issuance of 81,396 shares at an average cost of $11.48 resulting from the exercise of employee stock options.  This issuance of Treasury shares was partially offset by the Company’s repurchase of 8,300 shares of its common stock during the period at an average price of $13.78 per share.

At June 30, 2014, the Company’s total consolidated equity to assets ratio was 14.09% while the equity to assets ratio of the Bank was 13.51%.  As of that same date, the Bank’s Tier 1 leverage ratio was 10.75% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 19.78% and 20.45%, respectively, far in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	June 30,	March 31,	June 30,
	2014	2014	2013
Selected Balance Sheet Data:
Cash and cash equivalents	$ 135,034	$ 135,432	$ 127,034

Securities available for sale	407,898	353,917	300,122
Securities held to maturity	216,414	212,391	210,015
Non-mortgage-backed securities	624,312	566,308	510,137

Loans receivable	1,741,471	1,651,287	1,360,871
Allowance for loan losses	(12,387)	(12,088)	(10,896)
Net loans receivable	1,729,084	1,639,199	1,349,975

Mortgage-backed securities available for sale	437,223	642,508	780,652
Mortgage-backed securities held to maturity	295,658	99,805	101,114
Mortgage-backed securities	732,881	742,313	881,766

Premises & equipment	40,105	38,141	36,994
Federal Home Loan Bank stock	25,990	24,438	15,666
Goodwill	108,591	108,591	108,591
Bank owned life insurance	88,820	88,162	86,084
Other assets	25,192	28,147	29,113
Total assets	$ 3,510,009	$ 3,370,731	$ 3,145,360

Non-interest bearing deposits	$ 224,054	$ 202,572	$ 190,964
Interest-bearing deposits	2,255,887	2,194,140	2,179,544
Deposits	2,479,941	2,396,712	2,370,508

Federal Home Loan Bank advances	481,519	445,852	250,931
Other borrowings	30,738	35,354	36,764
Borrowings	512,257	481,206	287,695

Other liabilities	23,135	21,336	19,450
Total liabilities	3,015,333	2,899,254	2,677,653

Stockholders' equity	494,676	471,477	467,707
Total liabilities & stockholders' equity	$ 3,510,009	$ 3,370,731	$ 3,145,360

Consolidated Capital Ratios:
Equity to assets at period end	14.09%	13.99%	14.87%
Tangible equity to tangible assets at period end (1)	11.32%	11.25%	11.93%

Share Data:
Outstanding shares (in thousands)	67,268	66,151	66,501
Closing price as reported by NASDAQ	$15.14	$14.78	$10.49
Equity per share	$7.35	$7.13	$7.03
Tangible equity per share (1)	$5.72	$5.55	$5.45

Asset Quality Ratios:
Non-performing loans to total loans	1.45%	1.66%	2.27%
Non-performing assets to total assets	0.77%	0.86%	1.05%
Allowance for loan losses to total loans	0.71%	0.73%	0.80%
Allowance for loan losses to non-performing loans	48.96%	44.04%	35.24%
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets, disallowed loan servicing assets and accumulated other comprehensive loss.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Summary of Operations:
Interest income on:
Loans receivable	$ 17,577	$ 16,892	$ 15,114	$ 66,794	$ 61,500
Mortgage-backed securities	4,781	4,987	4,991	20,827	23,688
Non-mortgage-backed securities	1,999	1,768	1,322	7,180	2,295
Other interest-earning assets	273	309	179	1,018	775
Total interest-earning assets	24,630	23,956	21,606	95,819	88,258
Interest expense on:
Interest-bearing checking	933	935	414	3,790	1,847
Savings and clubs	184	187	178	739	878
Certificates of deposit	2,596	2,477	2,669	10,009	11,986
Total interest-bearing deposits	3,713	3,599	3,261	14,538	14,711
Federal Home Loan Bank advances	2,209	1,841	1,258	7,298	7,099
Other borrowings	39	35	45	162	191
Total borrowings	2,248	1,876	1,303	7,460	7,290
Total interest-bearing liabilities	5,961	5,475	4,564	21,998	22,001

Net interest income	18,669	18,481	17,042	73,821	66,257
Provision for loan losses	774	880	1,325	3,381	4,464
Net interest income after loan loss provision	17,895	17,601	15,717	70,440	61,793

Fees and service charges	618	513	690	2,452	2,541
Gain on sale of securities	461	830	255	1,517	10,427
Loss on sale and write down of real estate owned	(371)	(71)	(234)	(441)	(775)
Gain on sale of loans	0	27	12	80	557
Income from bank-owned life insurance	658	668	705	2,735	1,966
Electronic banking fees and charges	283	237	310	1,160	1,145
Miscellaneous	299	181	95	620	527
Total non-interest income	1,948	2,385	1,833	8,123	16,388

Salaries and employee benefits	9,000	9,098	8,826	35,774	35,406
Net occupancy expense of premises	1,656	2,106	1,595	7,031	6,625
Equipment and systems	1,885	3,168	1,844	8,982	7,596
Advertising and marketing	371	332	217	1,262	1,002
Federal deposit insurance premium	576	582	530	2,288	2,166
Directors' compensation	173	173	185	690	698
Merger-related expenses	201	190	0	391	0
Debt extinguishment expense	0	0	0	0	8,688
Miscellaneous	1,942	1,866	1,822	7,740	7,244
Total non-interest expense	15,804	17,515	15,019	64,158	69,425

Income before taxes	4,039	2,471	2,531	14,405	8,756
Provision for income taxes	1,210	685	606	4,217	2,250
Net income	$ 2,829	$ 1,786	$ 1,925	$ 10,188	$ 6,506

Per Share Data:
Net income per share - Basic and diluted	$0.04	$0.03	$0.03	$0.16	$0.10
Weighted average number of common shares
outstanding (in thousands):
Basic	65,796	65,684	66,019	65,796	66,152
Diluted	66,228	65,782	66,019	65,836	66,152
Cash dividends per share (1)	$0.00	$0.00	$0.00	$0.00	$0.00
Dividend payout ratio (2)	0.0%	0.0%	0.0%	0.0%	0.0%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Unaudited)
	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Average Balances:
Loans receivable	$ 1,650,030	$ 1,605,707	$ 1,349,849	$ 1,548,746	$ 1,309,085
Mortgage-backed securities	732,399	769,108	798,494	803,211	1,020,425
Non-mortgage-backed securities	592,983	542,816	401,898	541,381	181,677
Other interest-earning assets	142,540	132,469	132,699	133,856	139,698
Total interest-earning assets	3,117,952	3,050,100	2,682,940	3,027,194	2,650,885
Non-interest-earning assets	256,474	249,897	266,243	252,005	271,342
Total assets	$ 3,374,426	$ 3,299,997	$ 2,949,183	$ 3,279,199	$ 2,922,227

Interest-bearing checking	$ 708,656	$ 728,174	$ 523,263	$ 722,999	$ 494,625
Savings and clubs	483,550	476,494	462,919	473,917	445,470
Certificates of deposit	1,000,378	979,633	994,589	974,426	1,037,150
Total interest-bearing deposits	2,192,584	2,184,301	1,980,771	2,171,342	1,977,245
Federal Home Loan Bank advances	451,162	402,274	241,897	387,631	218,170
Other borrowings	31,267	28,858	36,366	32,651	35,456
Total borrowings	482,429	431,132	278,263	420,282	253,626
Total interest-bearing liabilities	2,675,013	2,615,433	2,259,034	2,591,624	2,230,871
Non-interest-bearing liabilities	224,013	217,636	210,569	219,082	203,255
Total liabilities	2,899,026	2,833,069	2,469,603	2,810,706	2,434,126
Stockholders' equity	475,400	466,928	479,580	468,493	488,101
Total liabilities and stockholders' equity	$ 3,374,426	$ 3,299,997	$ 2,949,183	$ 3,279,199	$ 2,922,227

Average interest-earning assets to average
interest-bearing liabilities	116.56%	116.62%	118.76%	116.81%	118.83%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
	For the Three Months Ended			For the Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Performance ratios:
Yield on average:
Loans receivable	4.26%	4.21%	4.48%	4.31%	4.70%
Mortgage-backed securities	2.61%	2.59%	2.50%	2.59%	2.32%
Non-mortgage-backed securities	1.35%	1.30%	1.32%	1.33%	1.26%
Other interest-earning assets	0.77%	0.93%	0.54%	0.76%	0.55%
Total interest-earning assets	3.16%	3.14%	3.22%	3.17%	3.33%

Cost of average:
Interest-bearing checking	0.53%	0.51%	0.32%	0.52%	0.37%
Savings and clubs	0.15%	0.16%	0.15%	0.16%	0.20%
Certificates of deposit	1.04%	1.01%	1.07%	1.03%	1.16%
Interest-bearing deposits	0.68%	0.66%	0.66%	0.67%	0.74%
Federal Home Loan Bank advances	1.96%	1.83%	2.08%	1.88%	3.25%
Other borrowings	0.50%	0.48%	0.50%	0.50%	0.54%
Total borrowings	1.86%	1.74%	1.87%	1.77%	2.87%
Total interest-bearing liabilities	0.89%	0.84%	0.81%	0.85%	0.99%

Net interest rate spread (1)	2.27%	2.30%	2.41%	2.32%	2.34%
Net interest margin (2)	2.40%	2.42%	2.54%	2.44%	2.50%

Non-interest income to average assets	0.23%	0.29%	0.25%	0.25%	0.56%
Non-interest expense to average assets	1.87%	2.12%	2.04%	1.96%	2.38%

Efficiency ratio	76.66%	83.94%	79.57%	78.30%	84.00%

Return on average assets	0.34%	0.22%	0.26%	0.31%	0.22%
Return on average equity	2.38%	1.53%	1.61%	2.17%	1.33%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.